Exhibit 15.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration No. 333-121231 (Form S-8) of our report dated June 30, 2005, with respect to the consolidated financial statements of “SUPERCOM” LTD.” included in its Annual Report (Form 20-F) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Fahn, Kanne & Co. Certified Public Accountants (Isr.)
Tel-Aviv, Israel
June 30, 2005